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                                                            EXHIBIT 99
CONTACT:   RALPH J. VACLAVIK
           PRESIDENT CASINOS, INC.
           ST. LOUIS, MISSOURI 63102
           314-622-3018

                                                         FOR IMMEDIATE RELEASE


                           PRESIDENT CASINOS, INC.
             ENTERS INTO STALKING HORSE ASSET PURCHASE AGREEMENT
                       WITH BROADWATER PROPERTIES, LLC

ST. LOUIS, MISSOURI, November 16, 2004 -- President Casinos, Inc. (OTC:PREZQ.OB) today announced that the Company has entered into a stalking horse asset purchase agreement with Broadwater Properties, LLC to sell certain of its Mississippi properties. Under the terms of the agreement, the assets of three of its Biloxi subsidiaries, The President Riverboat Casino-Mississippi, Inc., President Broadwater Hotel, LLC and Vegas Vegas, Inc., will be sold for approximately $66.0 million, subject to working capital adjustments. This asset purchase agreement will constitute a stalking horse bid that is subject to overbidding by third-parties at an auction to be held on December 16, 2004 in St. Louis, Missouri. The final agreement will also be subject to approval of the United States Bankruptcy Court for the Eastern District of Missouri. It is anticipated that the operations will continue in Biloxi with the new owners.

Innovation Capital Holding, LLC and Harbour Financial, LLC assisted President Casinos, Inc. in this transaction.

The principles of Broadwater Properties, LLC include Roy Anderson, III and W.C. Fores, who are both real estate developers from the Biloxi, Mississippi area.

President Casinos, Inc. owns and operates dockside gaming facilities in Biloxi, Mississippi and downtown St. Louis, Missouri, north of the Gateway Arch.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition and results of operations is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2004, Quarterly Report on Form 10-Q for the quarter ended May 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended August 31, 2004.

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